Exhibit 99.1

AspenBio Pharma Reports Third Quarter 2006 Results

CASTLE ROCK, CO., November 17, 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today results for the third quarter ended September 30, 2006.

The third quarter and year to date were highlighted by the advancement of several key, high-value products, including

•	Positive developments continued with AspenBio Pharma’s unique blood-based human appendicitis test. Results from initial clinical testing conducted at multiple hospitals continued during the quarter and show the test achieving definitive indications of a high level of correlation with acute appendicitis in the age group most likely to experience the condition, and thereby suggesting tremendous diagnostic value. The company believes its test would represent significant advantages in the state of the art techniques as currently used by emergency room doctors to diagnose patients complaining of abdominal pain. Such techniques currently are expensive and time consuming, and can have error rates between 15% and 40%. CT scanning is currently the most common diagnostic tool used in U.S. emergency rooms to help a diagnosis the condition, at an estimated annual cost of $12 to $15 billion dollars. The company continues to expand and broaden its associated patent position, including preparation for further patent filings in the U.S. and abroad covering this promising test, and is on track for a third quarter 2007 regulatory filing with the FDA.

•	For the company’s Staybred™ bovine LH single-chain drug, dose studies and regular recurring field trials continue to show positive early results based upon test results from significantly expanded test populations. The FDA filing of the INADA application for this drug is planned for the 4th quarter of 2006. This drug is the company’s largest potential single-chain product, with a U.S. annual market potential estimated to exceed $200 million. Limited field trials continue to demonstrate that StayBred™ appears to be effective in maintaining pregnancy on a cost-justified and effective basis. Initial activities for securing an international licensing partner to support FDA approval and distribution and marketing of the drug are underway. Patent filings associated with this technology continue to be expanded and supplemented.

•	Development of the BoviPure FSH™ single-chain product accelerated during the quarter with outsourced field research trials in an expanded population of cows. While the initial test results are positive, additional trials are needed and ongoing. Field research trials being conducted are to determine effective dose level and optimum protocols for use of the drug. These initial research studies have indicated the new single-chain recombinant version of bFSH may effectively super-ovulate cows with a single dose versus eight injections required by conventional native FSH drugs currently in use throughout the world. The company anticipates being able to begin deriving revenue from this drug during early 2007. Currently all FSH formulations used in animals are sold on a reagent basis. This is the company’s second largest market potential drug out of the single-chains currently in development, with estimated initial annual market potential exceeding $25 million.

•	Progress in the development of the company’s SurBred™ bovine open cow test included regular beta testing combined with associated product refinements. The company expects this to culminate with a large-scale field trial, as defined under the original requirements of the company’s worldwide marketing agreement with Merial (www.merial.com). This agreement will be updated prior to an official market introduction.

•	AspenBio Pharma continues to field inquiries and undertake initial discussions with prospective worldwide marketing partners. This includes parties who are conducting initial product and marketing due diligence regarding possible licensing or marketing of certain of AspenBio Pharma’s new recombinant single-chain products. The company is committed to maximizing the worldwide value of these important new drugs for its shareholders.

“Product advancement and development continues with our lead drugs and two diagnostic tests,” stated Richard Donnelly, president and CEO of AspenBio Pharma. “During the quarter we focused more resources on development of each of our prioritized products, and we have noted a marked increase in inquiries from prospective worldwide marketing partners interested in discussing possible partnerships with AspenBio. We anticipate delivering important events and major milestones in the upcoming quarters.”

Added Donnelly, “We are particularly excited about our appendicitis test, as we anticipate it may revolutionize how this ailment is diagnosed, saving lives and reducing suffering, and suggests an eventual market potential in the billions of dollars annually.”

While the company’s main research and development products are only now beginning to emerge from the developmental stage, the company has historically generated a modest amount of revenues from the sale of human purified proteins (“antigens”) used for diagnostic applications by major diagnostic companies and other research organizations. Sales for the third quarter totaled $393,000, a 501% increase over the same period in 2005. Although it is not unusual for customer orders to vary by quarter depending upon the customer sales and production needs, during the three months ended September 30, 2006, a new customer accounted for sales of $277,000 in the period. The new customer’s order, which totaled approximately $600,000, is scheduled to be completely shipped by December 31, 2006, and is a special order that may not recur in the future. Research and development expenses in the third quarter totaled $447,000, a 220% increase versus the same year-ago period. The change is due primarily to increased direct costs for product development, primarily being incurred for outsourced contract consulting, field trials and development services, and an increase in additional scientific personnel costs. This increase in R&D contributed to a net loss for the third quarter totaling $812,200 or ($0.05) per basic and diluted share. This compares to a net loss of $602,800 or ($0.04) per basic and diluted share in same quarter in 2005. Net cash of $2.0 million was consumed in operations in the 2006 year-to-date period, with inflows from financing activities generating $2.3 million during the same period. This resulted in $2.1 million of cash and cash equivalents on hand as of September 30, 2006.

Subsequent to the end of the third quarter, the company executed a five-year lease agreement for vacant company-owned warehouse space that will generate approximately $150,000 in annual revenues, and help offset facility and overhead expenses.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860

AspenBio Pharma, Inc.
Periods Ended September 30, (Unaudited)

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	2006	2005	2006	2005
Sales	$393	$78	$741	$536
Gross profit (loss)	163	(22)	341	145

Other revenue - fee	—	—	50	—
Operating Expenses:
Selling, general and administrative
(includes non cash compensation of
$174; $30; $362 and $89)	492	325	1,428	892
Research and development	447	203	1,059	504

Operating loss	(776)	(551)	(2,095)	(1,251)

Interest income (expense):
Interest expense	(61)	(52)	(186)	(172)
Interest income	24	—	68	—

Net loss	$(812)	$(603)	$(2,214)	$(1,423)

Basic and diluted loss per share	$(.05)	$(.04)	$(.13)	$(.10)

Basic and diluted weighted
average shares outstanding	17,937	15,784	17,187	13,941

The notes to the unaudited condensed financial statements available in the company’s quarterly statement for the period ended September 30, 2006 as filed with the Securities and Exchange Commission, are an integral part of these statements.

AspenBio Pharma, Inc.

Condensed Balance Sheet (Unaudited)
(In thousands)

September 30, 2006

ASSETS
Cash	$2,144
Other current assets	817
Property and equipment, net	3,303
Other assets, primarily intangibles	1,067

Total assets	$7,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$627
Long-term debt, net	3,445
Deferred revenue	200

Total liabilities	4,272

Stockholders' equity	3,059

Total liabilities and stockholders' equity	$7,331

The notes to the unaudited condensed financial statements available in the company’s quarterly statement for the period ended September 30, 2006 as filed with the Securities and Exchange Commission, are an integral part of these statements.

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